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                    SFX BROADCASTING, INC. AND SUBSIDIARIES
                                 EXHIBIT 11.1


             STATEMENT REGARDING CALCULATION OF PER SHARE EARNINGS (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

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                                                                          Three Months Ended September 30,

                                                                          1997                        1996
                                                                   ---------------              ---------------

Primary and Fully Diluted:
Average shares outstanding....................................           9,526,694                     7,288,023
                                                                   ----------------             ----------------

         Total................................................           9,526,694                     7,288,023
                                                                   ================             =================

Net loss  ....................................................     $       (11,993)            $          (2,244)

Less: preferred stock dividends and accretion.................               9,926                         2,584
                                                                   ---------------              -----------------

Net loss attributable to common shareholders..................             (21,919)                       (4,828)
                                                                   ===============              =================

Net loss per common shares....................................     $         (2.30)             $          (0.66)
                                                                   ===============              =================
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
                                                                            Nine Months Ended September 30,

                                                                         1997                         1996
                                                                   ----------------            -----------------
Primary and Fully Diluted:
Average shares outstanding....................................           9,364,089                     7,394,238
                                                                   ----------------            -----------------

         Total................................................           9,364,089                     7,394,238
                                                                   ================            =================

Net loss .....................................................     $       (15,405)            $         (45,303)

Less: preferred stock dividends and accretion.................              27,723                         3,551
                                                                   ---------------             -----------------

Net loss attributable to common shareholders..................             (43,128)                      (48,854)
                                                                   ===============             =================

Net loss per common shares....................................     $         (4.61)                $       (6.61)
                                                                   ===============             =================


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